Exhibit 99.1

For Immediate Release Contact: John E. Vollmer III

SVP-Corporate Development
Patterson-UTI Energy, Inc. (214) 360-7800

Patterson-UTI Energy Announces Third Quarter Results

Net Income Up 74 Percent

SNYDER, Texas – October 28, 2004 – PATTERSON-UTI ENERGY, INC. (Nasdaq: PTEN) today announced its financial results for the third quarter of 2004. Net income for the three months ended September 30, 2004 increased by 74 percent to $30.0 million, or $0.18 per share, from $17.2 million, or $0.10 per share for the third quarter of 2003. Revenues for the three-month period increased by 25 percent to $259.2 million, compared to revenues of $207.0 million for the quarter ended September 30, 2003.

Net income for the nine months ended September 30, 2004 increased by 95 percent to $70.3 million, or $0.42 per share, from $36.0 million, or $0.22 per share for the comparable nine-month period in 2003. Revenues for the nine months ended September 30, 2004 increased by 25 percent to $712.5 million, compared to revenues of $567.9 million for the nine months ended September 30, 2003.

The Company also announced that its Board of Directors has declared a cash dividend on its Common Stock in the amount of $0.02 per share. The cash dividend is to be paid to holders of record on November 15, 2004 and paid on December 1, 2004.

Cloyce A. Talbott, Patterson-UTI’s Chief Executive Officer, commented, “Last quarter we stated that we expected our rig count and day rates to continue to increase, and that is what happened. During the recently completed quarter we averaged 216 rigs operating, including 208 in the U.S. and 8 in Canada, compared to an average of 203 rigs operating, including 198 in the U.S. and 5 in Canada for the prior quarter. We also achieved sequential quarterly increases in our average revenue per operating day to $10,400 from $10,190 and our average margin per operating day to $3,320 from $2,920.”

He added, “Customer demand has continued to increase in the fourth quarter reflecting the expectation that natural gas prices will remain high. We therefore expect further increases in our rig count and day rates. Wet weather conditions adversely impacted our activity levels throughout most of October such that we expect to average approximately 219 rigs operating in October, including 207 in the U.S. and 12 in Canada. As weather conditions have improved, we averaged over 230 rigs operating during the last week.

“The long uptrend in activity has allowed us to train a large number of crews, which permits us to maintain efficiency for our customers while operating more than 230 rigs. This efficiency, coupled with high commodity prices, is resulting in day rate increases, as the supply of available rigs has declined,” Talbott added.

Mark S. Siegel, Chairman of Patterson-UTI Energy, stated, “Sequentially, net income increased 53% in the third quarter compared to the second quarter of 2004. Our results continue to demonstrate the earnings leverage we are able to achieve as demand for our services increases.

“We ended the third quarter with approximately $70 million in cash and cash equivalents, $196 million in working capital, and no long-term debt. We believe our strong balance sheet, successful operating results and the prospects for the industry will enable us to fund further growth, while allowing us to continue returning some of our earnings to our shareholders’ through quarterly cash dividends,” Siegel added.

All references to “earnings per share” in this press release are diluted earnings per share as defined within the Statement of Financial Accounting Standards No. 128.

The Company will hold its quarterly conference call to discuss third quarter results today at 9:30 a.m. Eastern (8:30 a.m. Central and 6:30 a.m. Pacific). This call is being Webcast and can be accessed through Patterson-UTI’s Web site at www.patenergy.com or at www.streetevents.com in the Individual Investor Center. Replay of the conference call Webcast will be available at these same sites until Thursday, November 11, 2004. The telephone replay will be available through Saturday, October 30, 2004.

About Patterson-UTI Energy, Inc.
Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company owns 361 land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Louisiana, Mississippi, Colorado, Utah, Wyoming and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business that is based in Texas.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements Of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
REVENUES	$259,174	$207,015	$712,463	$567,878
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion, amortization and impairment)	172,629	148,700	491,235	420,917
Depreciation, depletion, amortization and impairment	30,789	24,716	88,523	73,825
Selling, general and administrative	8,309	6,853	23,017	20,560
Bad debt expense	192	97	499	259
Other	(153)	(705)	(1,528)	(4,034)

Total Costs and Expenses	211,766	179,661	601,746	511,527

OPERATING INCOME	47,408	27,354	110,717	56,351

OTHER INCOME (EXPENSE)
Interest expense	(75)	(68)	(205)	(216)
Interest income	233	263	688	808
Other	56	169	313	1,829

Total Other Income	214	364	796	2,421

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	47,622	27,718	111,513	58,772
INCOME TAXES	17,658	10,532	41,260	22,333

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	29,964	17,186	70,253	36,439
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, net of $287 income tax	—	—	—	(469)

NET INCOME	$29,964	$17,186	$70,253	$35,970

NET INCOME PER COMMON SHARE
BASIC:
Income before cumulative effect of change in accounting principle	$0.18	$0.11	$0.42	$0.23

Cumulative effect of change in accounting principle	$—	$—	$—	$—

Net income	$0.18	$0.11	$0.42	$0.22

DILUTED:
Income before cumulative effect of change in accounting principle	$0.18	$0.10	$0.42	$0.22

Cumulative effect of change in accounting principle	$—	$—	$—	$—

Net income	$0.18	$0.10	$0.42	$0.22

AVERAGE COMMON SHARES OUTSTANDING
Basic	167,006	161,808	165,744	161,070

Diluted	169,664	164,382	168,795	164,522

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Contract Drilling:
Revenues	$206,454	$169,077	$573,851	$468,609
Direct operating costs (excluding depreciation and amortization)	$140,608	$123,156	$402,986	$353,893
Selling, general and administrative	$1,092	$1,110	$3,267	$3,339
Operating days	19,855	17,652	56,292	51,263
Average revenue per operating day	$10.40	$9.58	$10.19	$9.14
Average direct operating costs per operating day	$7.08	$6.98	$7.16	$6.90
Average margin per operating day	$3.32	$2.60	$3.03	$2.24
Number of owned rigs at end of period	361	340	361	340
Average number of rigs owned during period	361	340	358	334
Average rigs operating	216	192	205	188
Rig utilization percentage	60%	56%	57%	56%
Capital expenditures	$40,511	$26,598	$111,871	$67,537

Pressure Pumping:
Revenues	$19,663	$13,198	$48,490	$31,509
Direct operating costs (excluding depreciation)	$10,455	$7,226	$26,871	$18,032
Selling, general and administrative	$1,725	$1,375	$5,182	$4,131
Total jobs	2,200	1,614	5,466	3,921
Average revenue per job	$8.94	$8.18	$8.87	$8.04
Average costs per job	$4.75	$4.48	$4.92	$4.60
Average margin per job	$4.19	$3.70	$3.95	$3.44
Capital expenditures	$3,508	$2,880	$14,112	$8,999

Drilling and Completion Fluids:
Revenues	$23,455	$19,580	$65,018	$51,431
Direct operating costs (excluding depreciation and amortization)	$19,851	$17,180	$55,327	$45,483
Selling, general and administrative	$1,965	$1,870	$5,550	$5,418
Total jobs	550	459	1,661	1,460
Average revenue per job	$42.65	$42.66	$39.14	$35.23
Average costs per job	$36.09	$37.43	$33.31	$31.15
Average margin per job	$6.56	$5.23	$5.83	$4.08
Capital expenditures	$354	$282	$981	$559

Oil and Natural Gas Production and Exploration:
Revenues	$9,602	$5,160	$25,104	$16,329
Direct operating costs (excluding depreciation, depletion and impairment)	$1,715	$1,138	$6,051	$3,509
Selling, general and administrative	$484	$358	$1,324	$1,090
Capital expenditures	$2,739	$3,052	$9,871	$6,899

Corporate and Other:
Selling, general and administrative	$3,043	$2,140	$7,694	$6,582
Bad debt expense	$192	$97	$499	$259
Other	$(153)	$(705)	$(1,528)	$(4,034)

	September 30,	September 30,
	2004	2003

Selected Balance Sheet Data (Unaudited):
Cash and cash equivelants	$69,766	$111,317
Current assets	$330,521	$293,140
Total assets	$1,249,828	$1,040,344
Current liabilities	$134,520	$111,078
Long-term debt, less current maturities	$—	$—
Working capital	$196,001	$182,062